Exhibit 107
Calculation of Filing Fee Table
Form S-8
Unity Software Inc.

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other(2)	20,469,703(3)	$20.53(2)	$420,243,002.59	0.0001531	$64,340
Equity	Common Stock	Other(4)	4,093,940(5)	$17.45(4)	$71,439,253.00	0.0001531	$10,938
Equity	Common Stock	Other(2)	5,603,453(6)	$20.53(2)	$115,038,890.09	0.0001531	$17,613
Total Offering Amounts				–	$606,721,145.68	–	$92,891
Total Fees Previously Paid				–	–	–	–
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$92,891
(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Unity Software Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2)    Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $20.53, the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 13, 2025.

(3)    Represents additional shares of common stock available for issuance as a result of the annual evergreen increase on January 1, 2025 under the Registrant’s 2020 Equity Incentive Plan.

(4)    Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of 85% of $20.53, the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 13, 2025. Pursuant to the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”), the purchase price of the shares of common stock will be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the last day of the offering period.

(5)    Represents additional shares of common stock available for issuance as a result of the annual evergreen increase on January 1, 2025 under the 2020 ESPP.

(6)    Represents additional shares of common stock available for issuance as a result of the annual evergreen increase on January 1, 2025 under the Unity Software Inc. ironSource Share Incentive Plan.